                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 21, 1999

                                 SUPERVALU INC.
             (Exact name of registrant as specified in its charter)


        Delaware                     1-5418                    41-0617000
--------------------------------------------------------------------------------
(State or other jurisdiction       (Commission              (I.R.S. Employer
    of incorporation)              File Number)             Identification No.)


        11840 Valley View Road
        Eden Prairie, Minnesota                             55344
--------------------------------------------------------------------------------
(Address of principal executive offices)                  (Zip Code)


        Registrant's telephone number, including area code (612) 828-4000



          (Former name or former address, if changed since last report)

Item 5.  Other Events.

         As previously announced, on June 9, 1999, SUPERVALU INC. ("SUPERVALU") entered into a merger agreement (the "Merger Agreement") with Richfood Holdings, Inc. ("Richfood") whereby SUPERVALU will acquire in a merger all of the outstanding common stock of Richfood. The transaction has a total value of approximately $1.5 billion, including the assumption of $642 million of Richfood debt. Richfood is a major food retailer and distributor operating primarily in the Mid-Atlantic region of the United States. Richfood's retail division operates the 38 store Farm Fresh chain located primarily in the Hampton Roads region of Virginia, 37 Shoppers Food Warehouse stores in the greater Washington, D.C. metropolitan area and the Metro chain of 16 retail grocery stores in the metropolitan Baltimore, Maryland area. SUPERVALU does not currently have a retail presence in these market areas. On a pro forma basis, the acquisition would have increased SUPERVALU's retail food sales for fiscal 1999 by approximately 35% from approximately $5 billion to approximately $7 billion. Richfood's distribution division serves approximately 1,400 retail grocery stores. The acquisition will enhance SUPERVALU's industry-leading distribution network and provide a platform to expand its operations in the Mid-Atlantic region of the United States where it currently does not have a significant retail or distribution presence.

         Under the terms of the Merger Agreement, Richfood's shareholders will have the option to receive $18.50 per share in cash or SUPERVALU common stock subject to allocation and proration. Subject to adjustment under some circumstances, the merger consideration will be 50% cash and 50% SUPERVALU common stock. The merger will be accounted for as a purchase. The merger is subject to approval by Richfood's shareholders and the expiration or termination of applicable waiting periods under antitrust laws. While SUPERVALU expects the merger will close by the end of its second quarter of fiscal 2000, there can be no assurance that the merger will be consummated.

         Approximately $886 million will be paid to Richfood shareholders, consisting of approximately $443 million of cash and the issuance of approximately $443 million of SUPERVALU common stock. In addition, SUPERVALU intends to repay approximately $366 million of outstanding Richfood debt, consisting of a bank term loan and revolving bank loans. SUPERVALU intends to finance the acquisition with a combination of existing cash, proceeds from a debt offering and commercial paper issuances (supported by bank facilities). SUPERVALU intends to refinance a portion of its commercial paper borrowings with one or more additional debt offerings.


Item 7.  Financial Statements and Exhibits.

         (a)      Financial statements of businesses acquired.

                           Not applicable.

         (b)      Pro Forma Information.

                           Although not required to be filed at this time on
                  Form 8-K, the registrant is voluntarily filing this Form 8-K for the purpose of disclosing pro forma financial information that gives effect to the merger described in Item 5 above. See pages F-1 through F-4 attached hereto.

         (c)      Exhibits

                           2. Agreement and Plan of Merger, dated as of June 9,
                  1999, among SUPERVALU INC., Winter Acquisition, Inc. and Richfood Holdings, Inc. (incorporated by reference to Exhibit 2 to the registrant's quarterly Report on Form 10-Q for the quarter ended June 19, 1999).

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  July 21, 1999

                                          SUPERVALU INC.


                                          By: /s/ Pamela K. Knous
                                              ----------------------------------
                                              Pamela K. Knous
                                              Executive Vice President,
                                                Chief Financial Officer
                                              (Authorized Officer of Registrant)

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

   The unaudited pro forma combined financial statements give effect to the merger described under Item 5 of this report. The unaudited pro forma combined financial statements have been prepared on the basis of assumptions described in the notes to the unaudited pro forma combined financial statements and include assumptions relating to the allocation of the consideration paid for Richfood to the consolidated assets and liabilities of Richfood based on preliminary estimates of their respective fair values. The actual allocation of such consideration may differ from that reflected in the pro forma consolidated financial statements after an appropriate review of the fair values of the consolidated assets and liabilities of Richfood has been completed. Amounts allocated will be based upon the estimated fair values at the time of the merger which could vary significantly from the amounts reflected in the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements do not reflect any cost savings and other synergies nor any transaction costs or other merger related expenses anticipated by SUPERVALU's management. The pro forma information also does not give effect to the non-renewal of Richfood's supply agreement with Giant Food Stores, Inc. which will expire in December 1999. Richfood's sales to Giant in fiscal 1999 were approximately $629 million. The merger has been accounted for using the purchase method of accounting. The unaudited pro forma combined financial statements should be read in conjunction with the respective financial statements of SUPERVALU and Richfood and the related notes on file with the Securities and Exchange Commission.

Pro Forma Condensed Combined Statements of Earnings (Unaudited)

   The pro forma condensed combined statement of earnings for the fiscal year ended February 27, 1999 has been prepared by combining the consolidated statement of earnings of SUPERVALU for the fiscal year (52 weeks) ended February 27, 1999 with the consolidated statement of earnings of Richfood for the fiscal year (52 weeks) ended May 1, 1999, adjusted to give effect to the merger as if it had occurred on March 1, 1998. The pro forma condensed combined statement of earnings for the first quarter of fiscal 2000 (16 weeks) ended June 19, 1999 has been prepared by combining the consolidated statement of earnings of SUPERVALU for the fiscal quarter (16 weeks) ended June 19, 1999 with the consolidated statement of earnings of Richfood for the fiscal quarter (16 weeks) ended May 1, 1999, adjusted to give effect to the merger as if it had occurred on February 28, 1999. The pro forma combined financial statements do not necessarily reflect the actual results of operations of SUPERVALU which would have resulted had the merger occurred as of the dates presented. The pro forma information is not necessarily indicative of future results of operations for the combined companies.

                                           Fiscal Year Ended
                         --------------------------------------------------------
                                                             (52 Weeks)
                                                          February 27, 1999
                            (52 Weeks)     (52 Weeks)  --------------------------
                         February 27, 1999 May 1, 1999  Pro Forma      Pro Forma
                             SUPERVALU      Richfood   Adjustments     Combined
                         ----------------- ----------- -----------    -----------
                           (In thousands, except per share data and ratios)
Net Sales...............    $17,420,507    $3,968,239   $             $21,388,746
Costs and expenses:
 Cost of sales..........     15,620,127     3,247,017                  18,867,144
 Selling and
  administrative
  expenses..............      1,382,212       558,560     11,800 (A)    1,952,572
 Interest, net..........        101,907        43,087     47,800 (B)      192,794
                            -----------    ----------   --------      -----------
  Total costs and
   expenses.............     17,104,246     3,848,664     59,600       21,012,510
                            -----------    ----------   --------      -----------
Earnings before taxes...        316,261       119,575    (59,600)         376,236
Provision for income
 taxes..................        124,923        46,532    (18,881)(C)      152,574
                            -----------    ----------   --------      -----------
Net earnings............    $   191,338    $   73,043   $(40,719)     $   223,662
                            ===========    ==========   ========      ===========
Weighted average common
 shares--diluted........        121,961                   18,000 (D)      139,961
Net earnings per common
 share--diluted.........    $      1.57                               $      1.60
Ratio of earnings to
 fixed charges (E)
 Including one-time
  items.................           3.17          2.92                        2.47
 Excluding one-time
  items.................           3.17          2.92                        2.47

          See accompanying Notes to the Unaudited Pro Forma Condensed
                 Combined Statements of Earnings on Page F-2.

                                        Fiscal Quarter Ended
                          ---------------------------------------------------
                                                          (16 Weeks)
                                                        June 19, 1999
                           (16 Weeks)   (16 Weeks)  -------------------------
                          June 19, 1999 May 1, 1999  Pro Forma     Pro Forma
                            SUPERVALU    Richfood   Adjustments     Combined
                          ------------- ----------- -----------    ----------
                          (In thousands, except per share data and ratios)
Net Sales................  $5,289,720   $1,211,081   $             $6,500,801
Costs and expenses:
 Cost of sales...........   4,746,897      984,057                  5,730,954
 Selling and
  administrative
  expenses...............     420,424      173,427      3,630 (A)     597,481
 Gain on sale............    (163,662)                               (163,662)
 Restructuring and other
  charges................     103,596                                 103,596
 Interest, net...........      30,245       12,422     14,707 (B)      57,374
                           ----------   ----------   --------      ----------
  Total costs and
   expenses..............   5,137,500    1,169,906     18,337       6,325,743
                           ----------   ----------   --------      ----------
Earnings before taxes....     152,220       41,175    (18,337)        175,058
Provision for income
 taxes...................      85,499       15,931     (5,809)(C)      95,621
                           ----------   ----------   --------      ----------
Net earnings.............  $   66,721   $   25,244   $(12,528)     $   79,437
                           ==========   ==========   ========      ==========
Weighted average common
 shares--diluted.........     120,769                  18,000 (D)     138,769
Net earnings per common
 share--diluted..........  $     0.55                              $     0.57
Ratio of earnings to
 fixed charges (E)
 Including one-time
  items..................        4.71         3.23                       3.35
 Excluding one-time
  items..................        3.23         3.23                       2.54

                   Notes to the Unaudited Pro Forma Condensed
                        Combined Statements of Earnings

(A) To amortize over forty years the cost in excess of fair value of net assets acquired, net of goodwill amortization previously recorded by Richfood.

(B) SUPERVALU intends to finance the acquisition with a combination of existing cash, commercial paper issuances (supported by bank credit facilities) and the proceeds of one or more debt offerings. Approximately $886 million will be paid to Richfood shareholders, consisting of $443 million of cash and the issuance of $443 million of SUPERVALU common stock. SUPERVALU intends to repay approximately $366 million of outstanding Richfood debt, consisting of a bank term loan and revolving bank loans. SUPERVALU intends to finance approximately $500 million with the proceeds of one or more debt offerings. For the purposes of the pro forma combined financial statements, an annual average interest rate of 7.3% is assumed for the debt securities, and an annual interest rate of 5.3% is assumed for commercial paper and borrowings under credit facilities.

(C) To provide for income taxes at an effective tax rate of 39.5% for all adjustments except goodwill amortization.

(D) To increase common shares outstanding for the anticipated 18 million shares to be issued in the transaction based on an assumed SUPERVALU common stock price of $24.00 per share.

(E) Earnings used to calculate the ratio of earnings to fixed charges consist of earnings from operations before income taxes, adjusted for the portion of fixed charges deducted from such earnings. Fixed charges consist of interest on all indebtedness (including capital lease obligations), amortization of debt expense and the portion of interest expense on operating leases deemed representative of the interest factor. Ratios are presented on a consolidated basis.

Pro Forma Condensed Combined Balance Sheet (Unaudited)

   The pro forma condensed combined balance sheet as of June 19, 1999 has been prepared by combining the consolidated balance sheet of SUPERVALU as of June 19, 1999 with the consolidated balance sheet of Richfood as of May 1, 1999, adjusted to give effect to the merger as if it had occurred on June 19, 1999. The pro forma financial statements do not necessarily reflect the actual financial position of SUPERVALU that would have resulted had the merger occurred as of the date presented. The pro forma information is not necessarily indicative of the future financial position for the combined companies.

                                                         June 19, 1999
                                                     -------------------------
                           June 19, 1999 May 1, 1999  Pro Forma     Pro Forma
                             SUPERVALU    Richfood   Adjustments     Combined
                           ------------- ----------- -----------    ----------
                                            (In thousands)
Cash and cash
 equivalents.............   $  213,898   $    4,911   $(206,150)(G) $   12,659
Receivables, net.........      386,717      117,757                    504,474
Inventories..............    1,066,622      227,539       7,000 (I)  1,301,161
Other current assets.....      111,623       60,846                    172,469
                            ----------   ----------   ---------     ----------
  Total current assets...    1,778,860      411,053    (199,150)     1,990,763
Long-term investment in
 direct financing
 leases..................       99,179                                  99,179
Long-term notes
 receivable, net.........       57,643       34,291                     91,934
Net property, plant and
 equipment...............    1,657,750      248,716                  1,906,466
Goodwill.................      503,936      587,479     534,600 (F)  1,626,015
Other assets and deferred
 charges.................      238,584      139,566                    378,150
                            ----------   ----------   ---------     ----------
  Total assets...........   $4,335,952   $1,421,105   $ 335,450     $6,092,507
                            ==========   ==========   =========     ==========
Notes payable............   $   37,537   $            $ 103,126 (G) $  140,663
Accounts payable.........    1,036,103      206,173                  1,242,276
Current maturities of
 long-term debt and
 capitalized leases......      185,137      217,907    (210,000)(G)    193,044
Other current
 liabilities.............      289,510      125,884      70,000 (I)    485,394
                            ----------   ----------   ---------     ----------
  Total current
   liabilities...........    1,548,287      549,964     (36,874)     2,061,377
Long-term debt and
 capitalized leases......    1,248,264      455,981     344,000 (G)  2,048,245
Deferred taxes...........       30,252                  (26,000)(I)      4,252
Other liabilities........      167,514       26,484                    193,998
Common stock.............      150,670       91,691     (91,691)(F)    150,670
Additional paid-in
 capital.................                               172,500 (H)    172,500
Retained earnings........    1,721,381      296,985    (296,985)(F)  1,721,381
Treasury stock, at cost..     (530,416)                 270,500 (H)   (259,916)
                            ----------   ----------   ---------     ----------
  Total stockholders'
   equity................    1,341,635      388,676      54,324      1,784,635
                            ----------   ----------   ---------     ----------
    Total liabilities and
     stockholders'
     equity..............   $4,335,952   $1,421,105   $ 335,450     $6,092,507
                            ==========   ==========   =========     ==========

          See accompanying Notes to the Unaudited Pro Forma Condensed
                      Combined Balance Sheet on Page F-4

                   Notes to the Unaudited Pro Forma Condensed
                             Combined Balance Sheet

(F) To record the excess of purchase price over the estimated fair market value of net assets acquired and the elimination of Richfood equity accounts and goodwill.

(G) SUPERVALU intends to finance the acquisition with a combination of existing cash, commercial paper issuances (supported by bank credit facilities) and the proceeds of one or more debt offerings. Approximately $886 million will be paid to Richfood shareholders, consisting of $443 million of cash and the issuance of $443 million of SUPERVALU common stock. SUPERVALU intends to repay approximately $366 million of outstanding Richfood debt, consisting of a bank term loan and revolving bank loans. SUPERVALU intends to finance approximately $500 million with the proceeds of one or more debt offerings. For the purposes of the pro forma combined financial statements, an annual average interest rate of 7.3% is assumed for the debt securities, and an annual interest rate of 5.3% is assumed for commercial paper and borrowings under credit facilities.

(H) To record the estimated 18 million shares to be issued in the transaction out of treasury stock at cost with the difference recorded to additional paid-in capital. The estimated 18 million shares is based on an assumed SUPERVALU common stock price of $24.00 per share.

(I) To record Richfood's consolidated assets and liabilities based on the estimated fair values of the assets acquired and the liabilities assumed, all in accordance with purchase accounting principles.

                                  EXHIBIT INDEX


2. Agreement and Plan of Merger, dated as of June 9, 1999, among SUPERVALU INC., Winter Acquisition, Inc. and Richfood Holdings, Inc. (incorporated by reference to Exhibit 2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 19, 1999).